Exhibit 99.1
Zix Corporation Founder, David Cook, Joins Board of Directors
Board executive brings in-depth experience and technology vision
DALLAS — August 4, 2009 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and payor-sponsored e-prescribing, today announced the appointment of David Cook to the Company’s Board of Directors. Mr. Cook’s extensive business experience includes the inception, management and growth of four successful public companies, including the founding of Zix Corporation.
“David is a proven board executive that will bring over 30 years of technology vision and entrepreneurial success to the Zix Board,” said Rick Spurr, Chairman and Chief Executive of ZixCorp. “We at Zix have been beneficiaries of his vision. Now, we can look forward to his contribution to the next phase of the Company’s growth.”
“ZixCorp has made remarkable progress over the last several years, both in terms of financial stability and market presence,” said David Cook. “The ZixCorp email encryption service is capable of delivering results on a global scale and I am pleased to have the opportunity to play a more active role in the Company’s continued success.”
Cook founded four public companies where he served as Chairman, President and CEO of each. Perhaps most notably, Cook created Blockbuster Videos that revolutionized the delivery of video entertainment, growing to over 9,000 stores and employing approximately 90,000 full-time people worldwide. Tag Systems, Inc., later changed to Amtech Systems, developed RFID technology that became the standard for electronic toll collection worldwide. The same technology became a mandatory standard for American Railroads (AAR) and an international standard (ISO) for inter-modal logistics management. David P. Cook & Associates was a successful oil & gas software company providing engineering and economics information to over 1,000 oil companies. Cook then applied his talents as a visionary and his experience with large scale service delivery to the problem of securing email transactions for millions of global users. This original thinking formed the foundation of ZixCorp which has now solidified its position as the leader in the email encryption market segment.
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070
| www.zixcorp.com

About Zix Corporation
Zix Corporation is the leader in email encryption and payor sponsored e-prescribing services. ZixCorp offers the simplicity of Software as a Service with the convenience of customizable encryption policies. ZixCorp provides automated key management “in the cloud” for all its customers, resulting in a scalable, reliable, easy-to-use and simple-to-administer service. ZixDirectory is the largest email encryption directory in the world enabling seamless and secure communication among communities of interest. ZixDirectory connects over 17 million members and includes over 1000 financial institutions, the FFIEC federal banking regulators, 20 state banking regulators, over 30 Blue Cross Blue Shield organizations and more than 1000 hospitals. ZixCorp’s PocketScript® e-prescribing service saves lives and saves money by automating the prescription process between payors, doctors and pharmacies. For more information, visit http://www.zixcorp.com/.
ZixCorp Contacts:
Public Relations: Geoff Bibby (214) 370-2241, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070
| www.zixcorp.com

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